Exhibit 10.15

June 11, 2018

Rob Markelewicz Jr.

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Dear Rob:

It is my sincere pleasure to offer you a position with Abpro (the “Company”) as SVP, Head of Clinical Research and Development, reporting directly to me. The purpose of this letter is to outline the terms of your employment relationship and it supersedes any previous oral or written representations made. This letter represents the entire scope of our offer and is subject to the terms of applicable Company policies and other agreements.

1. Position: Your title will be SVP, Head of Clinical Research and Development and you will be responsible for fulfilling the duties summarized associated with this role. Please note that the job description is not an all-inclusive or exhaustive list of job duties and is intended only to highlight your responsibilities. In addition, you will be responsible for achieving annual goals which will be mutually agreed upon.

2. Effective Date: Your employment shall commence on July 2, 2018 and shall be for no definite term.

3. Compensation: This is a full-time, exempt position and your base salary shall be $420,000 annualized, less all applicable legal deductions and withholdings, and paid in accordance with the regular payroll practices of the Company.

4. Discretionary Bonus Target: You may be eligible to receive an annual, performance-based target bonus equal to up to 40% of your base salary subject to the terms and conditions outlined in Abpro’s Annual Employee Bonus Policy. The actual bonus percentage payout is subject to both the Company’s assessment of your performance and the company’s overall performance and will be prorated based on your length of service during the calendar year. You must be actively employed by Abpro at the time of the bonus payout to be eligible for receipt. You will receive an upfront one-time bonus of $35,000 subject to taxes, and required deductions.

5. Stock Options: You are also eligible to participate in the Company’s stock option program. The Company is offering you 233,500 stock options, subject to approval by the Board of Directors (or an appropriate Committee appointed by the Board of Directors) and pursuant to a written stock option agreement entered into by and between you and the Company (the “Option Agreement”), which will be provided after Board approval. The stock options will include a clause for full-vesting should there be a change of control.

6. Benefits: You are eligible to participate in any of the benefits programs which the Company makes available to all regular, full-time employees from time to time, subject to the eligibility requirements outlined in the plan documents. Details of our current benefits programs are outlined in our Benefits Summary, which we can send. Benefits are not guaranteed for any definite term and are subject to amendment or termination at any time, for any reason, without notice at the Company’s sole discretion. You will be eligible to accrue up to 20 days of vacation annually in accordance with and subject to the Company’s vacation policy as in effect from time to time. You will also receive 6 months of severance with a separate agreement to be put into place.

7. You agree that during the entire term of your employment you shall not perform services for another company that engages in activities substantially similar to that of the Company.

8. You represent and warrant that you have the full right and power to enter into and perform your obligations pursuant to this agreement and that there is no other existing contract or duty on your part inconsistent with the terms of this agreement (including, but not limited to any conflict of interest policy). Further, you represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from entering into this agreement or carrying out your responsibilities for Abpro. You further represent that you will not breach the terms of any other agreement to keep in confidence proprietary information, knowledge, or data you may have acquired in confidence or in trust prior to beginning your employment with Abpro.

9. You confirm that the resume you provided to Abpro and the information conveyed by you during your pre-employment process is accurate and does not include any misrepresentations about prior employment or education.

10. Your employment with Abpro is at will. This means that either you or Abpro may terminate your employment at any time for any reason with or without notice. This letter in no way represents an agreement, either expressed or implied, to employ you for any stated term. Should your employment with the Company terminate for any reason, all rights and obligations under this agreement shall expire with the exception of your confidentiality and non-compete obligations as outlined in our Non-Disclosure and Non-Compete agreement. Your obligations under both agreements shall continue as outlined therein.

11. As a condition of our offer of employment, as well as your continued employment by the Company, you must read, understand and abide by all applicable Company internal compliance policies, as updated from time to time. Furthermore, you must conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

12. This letter agreement may not be amended or modified except in a written consent of the Company. This offer letter is personal to you and shall not be assignable by you without the prior written consent of an authorized employee of the Company. This offer letter shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. The Company may assign this offer letter, without your consent, to any of its affiliated companies including, without limitation, company affiliates, or to any other respective successor or assign.

13. This offer is contingent upon your execution of both a Non-Disclosure and Non-Compete agreement and submission of an 1-9 Employment Eligibility Verification Form with legally acceptable forms of identification within three (3) days of your employment start date. Further, it is contingent on a satisfactory reference check and background screening.

14. This letter contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company. Your signature below acknowledges your understanding that your employment with the Company is at-will, as described above, and that neither this letter nor any Company practice, other oral or written policies or statements of the Company or its agents, shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with the Company is at-will. This letter agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of choice or conflicts of law.

15. Other: Notwithstanding the foregoing, or anything else in this offer letter, in the event that you are separated from employment without cause, you will be eligible to receive severance consisting of six (6) months of continued base compensation, provided that you sign a separation agreement and release prepared by Abpro, and provided that you sign and return the attached, “Agreement Not To Disclose Confidential And/Or Proprietary Information, And Agreement Not To Solicit Employees, Customers Or Prospective Customers And Not To Compete With Abpro, Inc.” (the “Confidentiality Agreement”) together with this offer letter. Note that payment of any continued compensation under this provision will require strict adherence to the Confidentiality Agreement. For purposes of this provision, “cause” will mean (1) poor work performance, as determined by the Company; or (2) misconduct, as determined by the Company, or (3) any conduct that the Company deems materially harmful to its business, interests, or reputation.

I couldn’t be more pleased to extend this employment offer. It is my sincere hope that you will accept our offer as I am confident that you will make significant contributions towards our mission and goals and that Abpro will provide you with the challenges and rewards you are seeking. Please sign below to indicate your acceptance of this offer. This offer will expire June 15, 2018. Our team looks forward to working with you.

Sincerely,

/s/ Ian Chan
Ian Chan Chairman, CEO

Acknowledged and Agreed: I hereby accept a position as SVP, Head of Clinical Research and Development with Abpro on the terms and conditions set forth herein.

/s/ Rob Markelewicz Jr., M.D.	06/11/2018
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